UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 23, 2011

CHS Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2011, CHS Inc., a Minnesota corporation ("CHS"), entered into an Agreement and Plan of Merger (the "Merger Agreement") among CHS, Science Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of CHS ("Merger Sub"), and Solbar Industries Ltd., an Israeli company ("Solbar"). The Merger Agreement provides for the merger of Merger Sub with and into Solbar (the "Merger"), with Solbar continuing as the surviving corporation in the Merger.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each ordinary share of Solbar issued and outstanding at the effective time would be converted into the right to receive from CHS $4.00 in cash, without interest, which reflects an equity value of approximately $133,000,000. Solbar stock options would be terminated in exchange for a cash payment in an amount per share equal to the difference between the applicable exercise price per share and $4.00.

The Merger Agreement contains customary representations, warranties and covenants of both CHS and Solbar. These covenants include, among others, (i) an obligation on behalf of Solbar to operate its business consistent with past practices until the Merger is consummated, (ii) limitations on Solbar’s right to solicit or engage in negotiations regarding alternative business combinations or change-in-control transactions or to withdraw the support of its Board of Directors for the Merger, (iii) an obligation on behalf of Solbar to take necessary and advisable actions to promptly call and hold a meeting of its shareholders to consider and approve the Merger, and (iv) an obligation that the parties use their respective commercially reasonable efforts to obtain any necessary governmental, regulatory and third party approvals.

The consummation of the Merger is subject to the satisfaction or waiver of closing conditions applicable to both CHS and Solbar, including, among others, (i) the receipt of required regulatory approvals, and (ii) the adoption of the Merger Agreement and approval of the Merger by the shareholders of Solbar.

The Merger Agreement provides for termination rights on behalf of both CHS and Solbar, and provides that under specified circumstances Solbar may be required to (i) pay CHS a termination fee equal to $4% of aggregate consideration to be paid under the Merger Agreement to the shareholders and optionholders of Solbar, and (ii) reimburse CHS for its expenses incurred in connection with the Merger Agreement and proposed merger (up to a maximum of $1,500,000).

Provided all conditions set forth in the Merger Agreement are met, the parties anticipate that the Merger will be consummated in the first quarter of calendar year 2012.

The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about CHS, Merger Sub or Solbar. The Merger Agreement contains representations and warranties that the parties made to each other as of a specific date. The assertions embodied in the representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement and the transactions and agreements contemplated thereby among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the United States federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Cautionary Statements Regarding Forward-Looking Information

This communication contains a statement regarding the expected timing of the completion of the Merger, which is a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. This statement is based on the current expectations of management of CHS and speaks only as of the date of this communication. There are a number of risks and uncertainties that could cause actual results to differ materially from this forward-looking statement. These risks and uncertainties include: (i) the risk that the stockholders of Solbar may not adopt the Merger Agreement; (ii) the risk that the companies may be unable to obtain regulatory approvals required for the merger, or that required regulatory approvals may delay the Merger; (iii) the risk that the conditions to the closing of the Merger may not be satisfied; and (iv) the risk that an unsolicited offer by another company to acquire shares or assets of Solbar could interfere with or prevent the Merger. CHS does not undertake, and expressly disclaims, any duty to update this forward-looking statement whether as a result of new information, future events or changes in its expectations, except as required by law.

Item 8.01 Other Events.

On November 23, 2011, CHS issued the press release attached to this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1 Agreement and Plan of Merger, dated as of November 23, 2011, among CHS Inc., Science Merger Sub Ltd. and Solbar Industries Ltd.

99.1 Press Release dated November 23, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

November 23, 2011	By:	/s/ David A. Kastelic

Name: David A. Kastelic
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Merger Agreement
99.1	Press Release